 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________
FORM 8-K

 ______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 14, 2016 (September 13, 2016)
 ______________________________________________________
ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

 ______________________________________________________

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Exchange of Outstanding Series I Preferred Stock for Convertible Notes

As previously announced, on July 26, 2016, Ascent Solar Technologies, Inc. (the “Company”) entered into a securities purchase agreement with one accredited investor (the “Series I Holder”) for the private placement of $536,000 of the Company’s newly designated Series I Convertible Preferred Stock (“Series I Preferred Stock”). At the closing on July 26, 2016, the Company issued a total of 536 shares of Series I Preferred Stock to the Series I Holder in exchange for the cancellation of an outstanding $500,000 promissory note (plus accrued interest) of the Company held by the Series I Holder. The Company currently has 326 shares of Series I Preferred Stock that remain outstanding.

On September 13, 2016, the Series I Holder entered into an assignment agreement (the “Assignment Agreement”) with another accredited investor (the “Investor”). Pursuant to the Assignment Agreement, the Investor has the option to purchase, from time to time, all or any portion of the outstanding shares of Series I Preferred Stock from the Series I Holder for cash.

On September 13, 2016, the Company and the Investor also entered into an Exchange Agreement dated September 13, 2016 (the “Exchange Agreement”). Under the terms of the Exchange Agreement, the Investor has the right, from time to time, to surrender to the Company for cancellation and exchange any shares of Series I Preferred Stock it acquires pursuant to the Assignment Agreement. Any surrendered shares of Series I Preferred Stock would be exchanged for newly issued Convertible Promissory Notes (“Notes”). The principal amount of Notes to be issued in exchange shall be equal to (i) $1,000 for each share of Series I Preferred Stock surrendered for exchange plus (ii) the amount of any dividends accrued and unpaid on such Series I Preferred Stock surrendered for exchange.

Terms of the Notes

Unless earlier converted or prepaid, each Note will mature one year after issuance (the “Maturity Date”). The Notes bear interest at a rate of 10% per annum, subject to increase to 24% per annum upon the occurrence and continuance of an event of default (as described below). Principal and interest on the Notes is payable on the Maturity Date or upon any earlier conversion. Principal and interest are payable in cash or, if specified equity conditions are met, shares of Common Stock.

The Notes contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the Notes; and (ii) bankruptcy or insolvency of the Company. If there is an event of default, a holder of the Notes may require the Company to immediately repay the Notes in cash, at a price equal to 130% of the principal amount and accrued and unpaid interest.

All principal and accrued interest on the Notes are convertible at any time, in whole or in part, at the option of the Investor into shares of Common Stock at a variable conversion price equal to the lowest of (i) the lowest closing bid price of our Common Stock for the ten consecutive trading day period prior to the conversion date or (ii) 70% of the lowest volume weighted average price (“VWAP”) of our Common Stock for the ten consecutive trading day period prior to the conversion date.

The Notes may not be converted and shares of Common Stock may not be issued pursuant to the Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At the holder’s option, the cap may be raised or lowered from time to time to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 3(a)(9) and 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Exchange Agreement dated September 13, 2016

10.2	Form of 10% Convertible Note

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

September 14, 2016	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer